Exhibit 10.1

ELEVENTH AMENDMENT TO

REVOLVING CREDIT AND SECURITY AGREEMENT

This Eleventh Amendment to Revolving Credit and Security Agreement (the “Amendment”) is made as of this 22nd day of November, 2016 by and among SMTC Corporation, a Delaware corporation (“SMTC”), SMTC Manufacturing Corporation of California, a California corporation (“SMTC California”), SMTC Mex Holdings, Inc., a Delaware corporation (“SMTC Mex”), ZF ARRAY TECHNOLOGY, INCORPORATED, a Delaware corporation (“ZF Array”), HTM Holdings, Inc., a Delaware corporation (“HTM” and together with SMTC, SMTC California, SMTC Mex and ZF Array each a “US Borrower” and collectively the “US Borrowers”), SMTC Manufacturing Corporation OF Canada, a corporation organized under the laws of the Province of Ontario (“Canadian Borrower” and together with US Borrowers and each other Person joined to the Credit Agreement as a borrower from time to time, each a “Borrower” and collectively the “Borrowers”), the financial institutions which are now or which hereafter become a party to the Credit Agreement (each a “Lender” and collectively, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, the “Agent”).

BACKGROUND

A.                On September 14, 2011, Borrowers, Lenders and Agent entered into, inter alia, a certain Revolving Credit and Security Agreement (as same has been or may be amended, modified, supplemented, renewed, extended, replaced or substituted from time to time, the “Credit Agreement”) to reflect certain financing arrangements between the parties thereto.

B.                 The Borrowers have requested, and the Agent and the Lenders have agreed, subject to the terms and conditions of this Amendment, to modify certain definitions, terms and provisions of the Credit Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.                  Definitions.

(a)                Interpretation. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In the case of a direct conflict between the provisions of the Credit Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern and control.

(b)               Additional Terms. The following definitions shall be added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“Eleventh Amendment” shall mean that certain Eleventh Amendment to Revolving Credit and Security Agreement dated as of the Eleventh Amendment Date by and among Borrowers, Guarantors, Agent and Lenders.

“Eleventh Amendment Date” shall mean November 22, 2016.

(c)             Amendments to Definitions. The definitions below contained in Section 1.2 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Applicable Margin” shall mean (a) an amount equal to one-quarter of one percent (0.25%) for Revolving Advances consisting of Domestic Rate Loans, (b) an amount equal to three percent (3.00%) for Revolving Advances consisting of Eurodollar Rate Loans, (c) an amount equal to three-quarters of one percent (0.75%) for Advances under the Term Loan consisting of Domestic Rate Loans, and (d) an amount equal to three and one-half of one percent (3.50%) for Advances under the Term Loan consisting of Eurodollar Rate Loans.

“Availability Reserve” shall mean, on the Eleventh Amendment Date, $10,000,000; provided, that, such amount shall be reduced by $500,000 on January 1, 2017 and on the first day of each calendar quarter thereafter.

“Debt Payments” shall mean and include (a) all cash actually expended by any Borrower to make interest payments on any Advances hereunder (other than amounts previously treated as Debt Payments under clause (b)), plus (b) accrued but unpaid interest on account of Eurodollar Rate Loans, plus (c) scheduled principal payments in respect of the Term Loan; provided, however, to the extent the Term Loan is reserved in the Formula Amount, any amortization payments shall be excluded from this definition, plus (d) to the extent not already deducted in the calculation of EBITDA, all cash actually expended by any Borrower to make payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (e) all cash actually expended by any Borrower to make payments on Capitalized Lease Obligations, plus (f) all cash actually expended by any Borrower to make payments with respect to any other Indebtedness for borrowed money (including any Earnout Payments, but excluding repayment of any Revolving Advances).

“EBITDA” shall mean, for any period, the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) the amendment fee in the amount of $50,000 payable by Borrowers pursuant to the Eleventh Amendment (to the extent paid by Borrowers during such period), plus (v) the Commitment Fee in the amount of $50,000 payable by Borrowers pursuant to the Project Apache Letter Agreement (to the extent paid by Borrowers during such period), plus (vi) non-recurring transaction related expenses for such period related to the proposed Acquisition (as such term is defined in the Project Apache Letter Agreement) in an aggregate amount not to exceed $650,000, plus (vii) non-cash stock compensation expense for such period, not to exceed $500,000 in the aggregate during any fiscal year, plus (viii) costs incurred in connection with severance expenses (x) during the fiscal year ending December 31, 2016 in an aggregate amount not to exceed $200,000 for such fiscal year and (y) during the fiscal year ending December 31, 2017 in an aggregate amount not to exceed $1,000,000 for such fiscal year, plus (ix) non-recurring office move expenses for such period in an aggregate amount not to exceed $750,000.”

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“Maximum Revolving Advance Amount” shall mean $30,000,000.

“Maximum US Revolving Advance Amount” shall mean $30,000,000.

“Term Note” shall mean that certain Amended and Restated Term Note, dated as of the Eleventh Amendment Date, by US Borrowers in favor of Agent.

2.                  Sublimit for Revolving Advances made against Inventory. Section 2.1(c) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(c) The aggregate amount of Revolving Advances made to Borrowers against (i) Eligible Inventory shall not exceed $14,000,000 in the aggregate at any time outstanding; and (ii) Eligible US Inventory located in Mexico in the aggregate shall not exceed $9,000,000 in the aggregate at any time outstanding.”

3.                  Term Loan. Section 2.4 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“2.4 Term Loan. As of the close of business on November 21, 2016, the aggregate principal amount of the existing term loan outstanding under this Agreement was $4,250,000 (the “Existing Term Loan”). Subject to the terms and conditions of this Agreement and the Eleventh Amendment, on the Eleventh Amendment Date, each Lender, severally and not jointly, will make a term loan to US Borrowers in the amount equal to such Lender’s Commitment Percentage of $5,750,000, which amount shall be deemed to be added to and part of the “Existing Term Loan” under this Agreement and now referred to as the “Term Loan”, such that the outstanding principal balance of the Term Loan as of the Eleventh Amendment Date shall be $10,000,000. The Term Loan shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: consecutive quarterly installments each in the amount of $500,000.00 commencing on January 1, 2017 and continuing on the first day of each calendar quarter thereafter followed by a payment of all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses on the last day of the Term. The Term Loan shall be evidenced by the Term Note. The Term Loan may consist of Domestic Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrowing Agent may request, and in the event that US Borrowers desire to obtain or extend any portion of the Term Loan as a Eurodollar Rate Loan or to convert any portion of the Term Loan from a Domestic Rate Loan to a Eurodollar Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and/or 2.2(e) and the provisions of Sections 2.2(b) through 2.2(h) shall apply. The Term Loan may be prepaid in whole or in part at any time without premium or penalty, except for payment of any early termination fee payable on termination of this Agreement pursuant to Section 13.1. Once repaid or prepaid, the Term Loan may not be reborrowed.”

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4.                  Use of Proceeds. Section 2.22 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“2.22 Use of Proceeds. Borrowers shall use the proceeds of Advances to (i) pay fees and expenses relating to the transactions contemplated by this Agreement, and (ii) provide for general corporate purposes, including but not limited to working capital needs, capital expenditures and reimbursement of drawings under Letters of Credit. Without limiting the generality of the foregoing, neither the Borrowers, the Guarantors, nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act or any Anti-Terrorism Laws.”

5.                  Collateral Evaluation Fee. Section 3.4(b) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(b) Borrowers shall pay to Agent immediately in accordance with Section 2.2(a) hereof, following any month in which Agent performs any collateral evaluation - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which evaluation is undertaken by Agent or for Agent’s benefit - a collateral evaluation fee in an amount equal to $1,000 per day for each person employed to perform such evaluation, plus all reasonable costs and disbursements incurred by Agent in the performance of such examination or analysis; provided that, so long as no Default or Event of Default has occurred and is then continuing, Borrowers shall not be obligated to reimburse Agent for more than three (3) field examinations per year.”

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6.                  Unfunded Capital Expenditures. Section 7.6 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“7.6 Unfunded Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Unfunded Capital Expenditures in an aggregate amount for all Borrowers not to exceed $4,000,000 in any fiscal year; provided, however, in the event Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided, further, that any Carryover Amount shall be deemed to be the last amount spent in such succeeding fiscal year.”

7.                  Litigation. Section 9.4 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.4 Litigation. Promptly notify Agent in writing upon becoming aware of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, which in any such case materially affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.”

8.                  Term. Section 13.1 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until January 2, 2021 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon 10 Business Days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full (whether voluntary or involuntary, including after acceleration thereof) and this Agreement is terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall concurrently pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) one percent (1%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the Eleventh Amendment Date to and including the second anniversary of the Eleventh Amendment Date, and (y) zero percent (0%) of the Maximum Loan Amount if the Early Termination Date occurs after the second anniversary of the Eleventh Amendment Date.”

9.                  Representations and Warranties. Each Borrower hereby:

(a)             reaffirms all representations and warranties made to Agent and Lenders under the Credit Agreement and all of the Other Documents and confirms that all are true and correct in all respects as of the date hereof as if made on and as of the date hereof, except for representations and warranties which related exclusively to an earlier date, which shall be true and correct in all respects as of such earlier date;

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(b)             reaffirms all of the covenants contained in the Credit Agreement, covenants to abide thereby until all Advances, Obligations and other liabilities of Borrowers to Agent and Lenders under the Credit Agreement of whatever nature and whenever incurred, are satisfied and/or released by Agent and Lenders;

(c)             represents and warrants that no Default or Event of Default has occurred and is continuing under the Credit Agreement or any of the Other Documents;

(d)            represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate action and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound; and

(e)             represents and warrants that this Amendment and all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable in accordance with their respective terms except as such enforceability may be limited by equitable principles or any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

10.              Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon:

(a)             execution and delivery hereof by all parties hereto;

(b)             receipt by Agent of the Amended and Restated Term Note, duly executed and delivered by an authorized officer of each US Borrower;

(c)             receipt by Agent of the results of UCC, tax lien, and judgment searches against each Borrower in its jurisdiction of formation and in each jurisdiction in which such entity is engaged in business operations;

(d)            receipt by Agent of a non-refundable amendment fee in an amount equal to $50,000, which Borrowers acknowledge Agent shall have earned in full as of the date hereof, which shall not be subject to proration, and which may be charged to Borrowers’ Account;

(e)             on the date of this Amendment and after giving effect hereto, no Default or Event of Default shall exist or shall have occurred and be continuing.

11.              Further Assurances. Borrowers hereby agree to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.

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12.              Payment of Expenses. Borrowers shall pay or reimburse Agent and Lenders for their reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.

13.              Reaffirmation of Credit Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended, and all of the Other Documents are hereby reaffirmed and shall continue in full force and effect as therein written.

14.              Acknowledgment of Guarantors. By execution of this Amendment, each Guarantor hereby covenants and agrees that each of its respective Guaranty and Suretyship Agreements, dated September 14, 2011, shall remain in full force and effect and shall continue to cover the existing and future Obligations of Borrowers to Agent and Lenders.

15.              Miscellaneous.

(a)             Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

(b)             Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(c)             Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

(d)            Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.

(e)             Counterparts. This Amendment may be executed in any number of counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any signature to this Amendment delivered by a party by facsimile or other electronic means of transmission shall be deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWERS:	SMTC CORPORATION
SMTC MANUFACTURING CORPORATION OF
CALIFORNIA
SMTC MANUFACTURING CORPORATION OF
CANADA
SMTC MEX HOLDINGS INC.
ZF ARRAY TECHNOLOGY, INCORPORATED
HTM HOLDINGS INC.

By: /s/ Sushil Dhiman
Name: Sushil Dhiman
Title: President and Chief Executive Officer

GUARANTORS:	RADIO COMPONENTES DE MEXICO, S.A. DE C.V.
SMTC de Chihuahua, S.A. de C.V.
SMTC Holdings, LLC
SMTC Manufacturing Corporation of
Massachusetts

By: /s/ Sushil Dhiman
Name: Sushil Dhiman
Title: President and Chief Executive Officer

AGENT AND LENDERS:	PNC BANK, NATIONAL ASSOCIATION,
as Agent and Lender

By: /s/ Jason T. Sylvester
Name: Jason T. Sylvester
Title: Vice President

[Signature Page to ELEVENTH Amendment to Revolving Credit and Security Agreement (SMTC)]

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